                                                                   EXHIBIT 99.8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying combined balance sheets of Boulder Manor, Inc., Melrose Suites, Inc., Nicolle Manor and St. Louis Manor, Inc. (the "M & M Facilities") as of December 31, 1994 and 1995, and the related combined statements of operations and equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the M & M Facilities' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the M & M Facilities at December 31, 1994 and 1995 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
June 27, 1996

                                M & M FACILITIES

                            COMBINED BALANCE SHEETS

                                                                   (UNAUDITED)
                                                                    MARCH 31,
                                              DECEMBER 31,            1996
                                         ------------------------  -----------
                 ASSETS                     1994         1995
Current assets:
  Cash and cash equivalents............. $   277,626  $   307,376  $   280,111
  Accounts receivable...................                   53,191       63,729
  Supply inventories....................                   14,762       14,762
  Other current assets..................       9,592       15,112       61,954
                                         -----------  -----------  -----------
    Total current assets................     287,218      390,441      420,556
                                         -----------  -----------  -----------
Property and equipment, net.............   9,721,327   16,195,066   16,171,969
Other assets............................     153,437       85,462       91,957
                                         -----------  -----------  -----------
                                         $10,161,982  $16,670,969  $16,684,482
                                         ===========  ===========  ===========
    LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................... $   107,733  $   119,915  $   102,385
  Accrued expenses......................      12,276       47,627       79,760
  Deposits..............................      46,500       60,812       14,858
  Accrued interest expense..............      87,346      122,698      141,641
  Accounts payable to affiliated
   company..............................                  108,546       97,848
  Current maturities of long-term debt
   and notes payable to shareholders....     464,967    1,014,720    6,071,772
                                         -----------  -----------  -----------
    Total current liabilities...........     718,822    1,474,318    6,508,264
Long-term debt..........................   4,318,218   10,139,340    8,301,363
Notes payable to shareholders...........   5,736,898    5,263,995    1,822,122
                                         -----------  -----------  -----------
    Total liabilities...................  10,773,938   16,877,653   16,631,749
Equity (deficit)........................    (214,235)     377,284      628,318
Advances to shareholders................    (397,721)    (583,968)    (575,585)
                                         -----------  -----------  -----------
                                         $10,161,982  $16,670,969  $16,684,482
                                         ===========  ===========  ===========


     The accompanying notes are an integral part of the combined financial statements.

                                M & M FACILITIES

             COMBINED STATEMENTS OF OPERATIONS AND EQUITY (DEFICIT)

                                                                    (UNAUDITED)
                                                               FOR THE THREE MONTHS
                           FOR THE YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                          -----------------------------------  ----------------------
                             1993        1994         1995        1995        1996
Revenue:
  Room revenue..........  $3,410,258  $ 3,712,548  $5,685,874  $1,336,776  $1,596,144
  Other, net............     204,638      280,626     361,822      75,998      83,826
                          ----------  -----------  ----------  ----------  ----------
    Total revenue.......   3,614,896    3,993,174   6,047,696   1,412,774   1,679,970
                          ----------  -----------  ----------  ----------  ----------
Costs and expenses:
  Property operating ex-
   penses...............   1,341,583    1,389,265   2,288,116     505,235     622,586
  Property management
   fees to related par-
   ty...................     314,327      323,429     432,102     106,942     127,692
  Depreciation and amor-
   tization.............     585,918      448,277     648,202     170,102     168,083
                          ----------  -----------  ----------  ----------  ----------
    Total costs and ex-
     penses.............   2,241,828    2,160,971   3,368,420     782,279     918,361
                          ----------  -----------  ----------  ----------  ----------
Income from operations..   1,373,068    1,832,203   2,679,276     630,495     761,609
Other income............                  168,503
Interest expense........   1,027,305    1,016,868   1,614,580     413,769     392,734
                          ----------  -----------  ----------  ----------  ----------
    Net income..........     345,763      983,838   1,064,696     216,726     368,875
Equity (deficit), begin-
 ning of period.........     574,410      416,751    (214,235)   (214,235)    377,284
  Distributions.........    (503,422)  (1,614,824)   (473,177)   (130,168)   (117,841)
                          ----------  -----------  ----------  ----------  ----------
Equity (deficit), end of
 period.................  $  416,751  $  (214,235) $  377,284  $ (127,677) $  628,318
                          ==========  ===========  ==========  ==========  ==========




     The accompanying notes are an integral part of the combined financial statements.

                                M & M FACILITIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   (UNAUDITED)
                                                               FOR THE THREE MONTHS
                           FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                          -----------------------------------  ---------------------
                             1993        1994         1995        1995       1996
Cash flows from operat-
 ing activities:
  Net income............  $  345,763  $   983,838  $1,064,696  $  216,726  $ 368,875
  Adjustments to recon-
   cile net income to
   net cash provided by
   operating activities:
    Depreciation........     306,920      310,933     577,679     152,742    150,453
    Amortization........     278,998      137,344      70,523      17,360     17,630
    Change in:
      Supply invento-
       ries.............                              (14,762)    (15,000)
      Accounts receiv-
       able.............                              (53,191)    (32,448)   (10,538)
      Other current as-
       sets.............     (13,273)       3,904      (5,520)    (45,347)   (46,842)
      Accounts payable..      12,663      (12,339)     12,182     (21,109)   (17,530)
      Deposits..........                               14,312     (22,584)   (45,954)
      Accrued interest..      (2,476)       3,823      35,352     150,585     18,943
      Accounts payable
       to affiliated
       company..........                              108,546      61,567    (10,698)
      Accrued expenses..       2,848          240      35,351      41,323     32,133
                          ----------  -----------  ----------  ----------  ---------
  Net cash provided by
   operating activities.     931,443    1,427,743   1,845,168     503,815    456,472
                          ----------  -----------  ----------  ----------  ---------
Cash flows from invest-
 ing activities, Pur-
 chases of property and
 equipment..............     (46,502)    (109,354) (7,051,417) (6,906,546)  (127,356)
                          ----------  -----------  ----------  ----------  ---------
Cash flows from financ-
 ing activities:
  Payments of deferred
   loan costs...........     (78,497)     (86,269)     (2,549)       (748)   (24,125)
  Collections from (ad-
   vances to) sharehold-
   ers..................      41,269      (15,419)   (186,247)    (64,880)     8,383
  Principal payments on
   long-term debt.......     (18,487)     (20,797)   (165,539)    (41,385)   (43,563)
  Principal payments on
   notes payable to
   shareholders.........    (354,243)    (400,452)   (778,869)   (193,552)  (179,235)
  Proceeds from issuance
   of long-term debt....      59,931      840,409   6,189,034   6,189,034
  Proceeds from notes
   payable to sharehold-
   ers..................                              653,346     653,346
  Distributions.........    (503,422)  (1,614,824)   (473,177)   (130,168)  (117,841)
                          ----------  -----------  ----------  ----------  ---------
        Net cash (used
         in) provided by
         financing ac-
         tivities.......    (853,449)  (1,297,352)  5,235,999   6,411,647   (356,381)
                          ----------  -----------  ----------  ----------  ---------
Net increase (decrease)
 in cash................      31,492       21,037      29,750       8,916    (27,265)
Cash at beginning of pe-
 riods..................     225,097      256,589     277,626     277,626    307,376
                          ----------  -----------  ----------  ----------  ---------
Cash at end of periods..  $  256,589  $   277,626  $  307,376  $  286,542  $ 280,111
                          ==========  ===========  ==========  ==========  =========
Supplemental cash flow
 disclosure, interest
 paid...................  $1,020,889  $ 1,005,894  $1,538,714  $  253,178  $ 366,135
                          ==========  ===========  ==========  ==========  =========

     The accompanying notes are an integral part of the combined financial statements.

                                M & M FACILITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation. The combined financial statements include the assets, liabilities, equity and results of operations of three S-Corporations, (Boulder Manor, Inc., Melrose Suites, Inc. and St. Louis Manor, Inc.), and of a partnership, (Nicolle Manor) which are under common ownership and control. Where referred to herein, the "M & M Facilities" include the four entities listed above. All significant intercompany accounts and transactions have been eliminated.

  Description of Business. The M & M Facilities operate four extended stay facilities in Las Vegas, Nevada. On June 26, 1996, an agreement was reached to sell the property and equipment of the M & M Facilities to Extended Stay America, Inc.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk. The M & M Facilities maintained deposits totalling $127,496 at December 31, 1995 with one bank. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

  Cash and cash equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Supply Inventory. Supply inventories consist primarily of linen, cleaning and other room supplies and are stated at the lower of cost or market.

  Property and Equipment. Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The estimated useful lives on the assets are as follows:

      Buildings and improvements...................................... 40 years
      Furniture, fixtures and equipment............................... 5-7 years

  Deferred Loan Costs. The M & M Facilities have incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loan using the effective yield method. Deferred loan costs are included in other assets.

  Income Taxes. Any income taxes related to income earned by the M & M Facilities are paid by the shareholders and partners.

  Revenue Recognition. Room revenue and other income are recognized when earned. Prepayments and deposits are recorded as unearned revenue.

  Unaudited Interim Financial Statements. The unaudited interim financial statements have been prepared pursuant to generally accepted accounting principles applicable to interim financial statements and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of

                                M & M FACILITIES
operations for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results to be expected for a full year. All data at March 31, 1995 and 1996 and for each of the three-month periods then ended are unaudited.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at December 31:

                                                           1994        1995
      Land............................................. $ 1,775,107 $ 2,525,107
      Buildings and improvements.......................   8,493,697  13,689,568
      Furniture and fixtures...........................     795,334   1,900,881
                                                        ----------- -----------
                                                         11,064,138  18,115,556
      Less accumulated depreciation....................   1,342,811   1,920,490
                                                        ----------- -----------
                                                        $ 9,721,327 $16,195,066
                                                        =========== ===========

3. LONG-TERM DEBT AND NOTES PAYABLE TO SHAREHOLDERS:

                                                            1994        1995
Long-term debt and notes payable to shareholders
consist of the following as of December 31:
Mortgage loan, principal and interest payable monthly
 at approximately $34,550 through June 1, 2019,
 interest at 9.75%.....................................   $4,179,775  $4,136,257
Mortgage loan principal and interest payable monthly at
 approximately $47,230 through July 1, 2002 with a
 final payment of approximately $5,240,000 in July
 2002, interest at 8.134% in 1995 and thereafter at the
 bank's current index rate (based on cost of funds of
 Federal Home Loan Bank of San Francisco) plus 3.25%...                5,869,141
Note payable to shareholders, principal and interest
 payable at approximately $52,260 through December
 1996, with a final payment of $3,019,487 on January 1,
 1997, interest at 10%.................................    3,875,260   3,609,222
Note payable to shareholders, principal and interest
 payable at approximately $32,700 through December
 1996, with a final payment of $1,940,348 on January 1,
 1997, interest at 10%.................................    2,301,051   2,127,676
Other related party note payable.......................                  313,890
Other..................................................      163,997     361,869
                                                         ----------- -----------
                                                          10,520,083  16,418,055
Less current maturities................................      464,967   1,014,720
                                                         ----------- -----------
Long-term debt, net of current maturities..............  $10,055,116 $15,403,335
                                                         =========== ===========

  The notes payable to shareholders are collateralized by real property at two of the entended stay facilities. The shareholders have related loans with a financial institution collateralized by these properties. These loans with the financial institutions total approximately $8,675,000 at December 31, 1995.

  The mortgage loans are collateralized by substantially all of the M & M Facilities property and equipment. Aggregate maturities of long term debt are as follows: 1996--$1,014,720; 1997--$5,477,558; 1998--$217,487; 1999--$241,077;
2000--$212,019; thereafter--$9,255,194.

  The M & M Facilities believe that there is no material difference in the carrying amount and estimated fair value of the long-term debt.

                                M & M FACILITIES

4. RELATED PARTY TRANSACTIONS:

  Management fees charged by a related entity controlled by the shareholders/partners and interest charged on notes payable to shareholders/partners are as follows:

                                                             MANAGEMENT INTEREST
                                                                FEES    EXPENSE
      1993..................................................  $314,327  $668,754
      1994..................................................   323,429   630,263
      1995..................................................   432,102   598,482

  The M & M Facilities purchased substantially all the property and equipment from an affiliated company which constructed the extended stay facilities.

5. LITIGATION:

  From time to time, the M & M Facilities have been involved in various legal proceedings. Management believes that all such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the M & M Facilities, would have a material adverse effect on their financial condition.